UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 13, 2015

ACORN ENERGY, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	0-19771	22-2786081
(State or Other Jurisdiction	(Commission file Number)	(IRS Employer
of Incorporation)		Identification No.)

3903 Centerville Road, Wilmington, Delaware	19807
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (302) 656-1707

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-2 under the Exchange Act (17 CFR 240.14a-2)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Acorn Energy, Inc., a Delaware corporation (the "Company"), today announced that on January 13, 2015, it received a letter from the Nasdaq Listings Qualification Staff stating that the Company is not in compliance with the continued listing requirements of The Nasdaq Global Market because the bid price of the Company's common stock has closed below the minimum $1.00 per share requirement of Listing Rule 5450(a)(1) for 30 consecutive business days.

Pursuant to Listing Rule 5810(c)(3)(A), the Company will be provided a period of 180 calendar days, or until July 13, 2015, to regain compliance. If at any time before July 13, 2015, the bid price of the Company's common stock closes at $1.00 per share or more for a period determined by Nasdaq (which shall be a minimum of 10 consecutive business days), it will provide written notification to the Company that it complies with the Rule.

In the event the Company does not regain compliance with the Rule, the Company may be eligible for an additional 180-day cure period. To qualify, the Company must submit, no later than the expiration date, an application to transfer the listing of the Company’s securities from the Nasdaq Global Market to the Nasdaq Capital Market. The Company would be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for the Nasdaq Capital Market, with the exception of the bid price requirement, and would need to provide written notice of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split if necessary. As part of its review process, Staff would make a determination of whether it believes the Company would be able to cure this deficiency. Should Staff conclude that the Company will not be able to cure the deficiency, or should the Company determine not to submit a transfer application or make the required representation, the Staff would provide notice that the Company’s securities will be subject to delisting.

The Company would have the right to appeal to a Nasdaq Hearings Panel any determination to delist the Company's securities. The Company's securities would remain listed on Nasdaq until the completion of this appeal process.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 16th day of January, 2015.

ACORN ENERGY, INC.

By:	/s/Michael Barth
Name:	Michael Barth
Title:	Chief Financial Officer